Media Contacts:

PondelWilkinson
George Medici | gmedici@pondel.com
Ron Neal | rneal@pondel.com
(310) 279-5980

Investor Contacts:

PondelWilkinson
Roger Pondel | Matt Sheldon
investors@tmedpharma.com
(310) 279-5975

FIVE Targeted Medical Pharma Products LISTED

on U.S. Dept. of Veterans Affairs’ Federal Supply Schedule (FSS)

--Company’s prescription-only Medical Foods

Now Available for Purchase by Federal Agencies through FSS--

Los Angeles, January 7, 2013 – Targeted Medical Pharma, Inc. (OTCQB: TRGM) (OTCBB: TRGM), a biotechnology company that develops and distributes prescription medical foods to physicians and pharmacies, today announced that five of its core prescription-only medical foods are now listed on the U.S. Department of Veterans Affairs’ Federal Supply Schedule (FSS).

The Company’s designated products are listed under the FSS category 65IB: Drugs, Pharmaceuticals and Hematology products. The listed products that are now available for purchase by federal agencies include AppTrim®, Theramine®, GABAdone® , Sentra AM® and Sentra PM®.

“Inclusion of our Company’s proprietary medications on the Federal Supply Schedule provides Military and Veteran healthcare providers access to effective and safe prescription medications that can greatly improve patient clinical outcomes without harmful side effects,” said Dr. William E. Shell, CEO of Targeted Medical Pharma. “The FSS award provides our Company with the unique opportunity to service the nation’s federal agencies, providing them with safer, more effective pharmacologic options for disease management and prevention.”

The FSS listing of the Company’s products became effective with a contract award by the Department of Veterans Affairs to N3 Technologies, Inc., a Service-Disabled Veteran-Owned Small Business (SDVOSB), which is the contracted distributor to federal agencies for Targeted Medical Pharma. The FSS contract, V797D-30064, is effective through December 14, 2017.

About Targeted Medical Pharma, Inc.

Targeted Medical Pharma, Inc. is a Los Angeles-based biotechnology company that develops prescription medical foods for the treatment of chronic disease including pain syndromes, peripheral neuropathy, hypertension, obesity, sleep and cognitive disorders. The company manufactures ten proprietary prescription-only medical foods, as well as 48 convenience packed kits, which pair a medical food and branded or generic pharmaceutical. These prescription medical foods and therapeutic systems are sold to physicians and pharmacies in the U.S. and the Middle East through the company’s division, Physician Therapeutics, These proprietary medications represent a novel approach to the management of certain disease states, focusing on safety and efficacy without the deleterious side effects of traditional, high dose prescription drugs. Targeted Medical Pharma also provides diagnostic testing as well as billing and collection services on behalf of dispensing physicians.

Forward Looking Statement

This press release may contain forward-looking statements related to Targeted Medical Pharma’s business strategy, outlook, objectives, plans, intentions or goals. The words “believe,” "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Actual results could differ materially. Targeted Medical Pharma expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

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